Filed Pursuant to Rule 424B5
Registration Number: 333-75534
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 2, 2002)
$800,000,000

General Motors Corporation

7.250% Senior Notes Due February 15, 2052

Interest payable on February 15, May 15, August 15 and November 15

     This is an offering of 7.250% Senior Notes due February 15, 2052 (the “Bonds”) to be issued by General Motors Corporation (“GM”). The Bonds will be general unsecured, unsubordinated obligations of GM. The Bonds will mature on February 15, 2052. The Bonds will bear interest from February 14, 2002, at the rate of 7.250% per annum, payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2002. We will have the right to redeem the Bonds in whole but not in part in certain circumstances if we are unable to deduct interest paid on the Bonds. The Bonds also will be redeemable at our option, in whole or part, at any time on or after February 14, 2007, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Bonds will be issued in minimum denominations of $25 and in multiples of $25.

     We will apply to list the Bonds on the New York Stock Exchange and expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	100.00%	$800,000,000

Underwriting Discounts	3.15%	$25,200,000

Proceeds to GM (before expenses)	96.85%	$774,800,000

     The public offering price set forth above does not include accrued interest, if any. Interest on the Bonds will accrue from February 14, 2002, and must be paid by the purchaser if the Bonds are delivered after February 14, 2002.

     The underwriters expect to deliver the Bonds to purchasers on February 14, 2002.

     We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $120,000,000 aggregate principal amount of Bonds to cover overallotments, if any. Whether or not to approve the request is totally at our discretion.

Joint Book-Running Managers

Merrill Lynch & Co.

Morgan Stanley
Salomon Smith Barney

A.G. Edwards & Sons, Inc.

Prudential Securities
UBS Warburg

BNP PARIBAS

Banc of America Securities LLC

Caboto IntesaBci

The Royal Bank of Scotland

Scotia Capital

TD Securities

Wachovia Securities

February 7, 2002

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE BONDS
U.S. TAX CONSIDERATIONS
UNDERWRITING
LEGAL OPINIONS
ABOUT THIS PROSPECTUS
PRINCIPAL EXECUTIVE OFFICES
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF GENERAL MOTORS CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS
USE OF PROCEEDS
OVERVIEW OF OUR CAPITAL STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF PREFERENCE STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF UNITS
FORMS OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

      Unless the context indicates otherwise, the words “GM”, “we”, “our”, “ours”, and “us” refer to General Motors Corporation.

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Bonds. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated January 2, 2002. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

      We will deliver the Bonds to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Bonds. The underwriting agreement provides that the closing will occur on February 14, 2002, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

      We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Corporation and its finances.

SEC Filings (File No. 1-143)	Period

Annual Report on Form 10-K	Year ended December 31, 2000

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2001, June 30, 2001 and September 30, 2001

Current Reports on Form 8-K
January 3, 2001, January 8, 2001, January 16, 2001, January 16, 2001*, January 17, 2001, February 1, 2001, February 7, 2001, February 9, 2001*, February 23, 2001*, March 1, 2001, March 29, 2001*, April 3, 2001, April 17, 2001, April 17, 2001*, April 18, 2001 (2), April 20, 2001, May 1, 2001, May 25, 2001 (2), June 1, 2001, June 11, 2001*, July 3, 2001, July 17, 2001, August 1, 2001, August 7, 2001, August 21, 2001, August 27, 2001, September 4, 2001, September 18, 2001, September 21, 2001, September 25, 2001, September 26, 2001, October 2, 2001, October 3, 2001, October 15, 2001, October 18, 2001, October 18, 2001*, October 19, 2001, October 24, 2001 (2), October 31, 2001, November 1, 2001, November 13, 2001, November 14, 2001*, December 3, 2001, December 6, 2001, January 3, 2002, January 10, 2002*, January 16, 2002 and February 1, 2002.

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and we are not subject to the liabilities of that section. We are not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this registration statement.

      You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of W. W. Creek, Controller, at the following address and telephone number:

General Motors Corporation

300 Renaissance Center
Detroit, Michigan 48265-3000
Tel: (313) 556-5000

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Years Ended December 31,

2001	2000	1999	1998	1997

1.15	1.71	2.12	1.72	2.22

      We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of GM and its consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

      We will use the net proceeds (approximately $774,600,000 after deducting underwriting discounts, commissions and expenses or approximately $890,790,000 if the underwriters exercise their over-allotment option in full) for general corporate purposes, including the repayment of existing indebtedness.

DESCRIPTION OF THE BONDS

General

      The following description of the particular terms of the Bonds offered hereby supplements and, to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Bonds are part of the Debt Securities registered by GM in January 2002 to be issued on terms to be determined at the time of sale.

      The Bonds offered hereby will be issued in an initial aggregate principal amount of $800,000,000 pursuant to an Indenture dated as of December 5, 1995, between us and Citibank, N.A. (the “Trustee”), which is more fully described in the accompanying prospectus and the Bonds have been authorized and approved by resolution of our Board of Directors.

      The Indenture and the Bonds are governed by, and construed in accordance with, the laws of the State of New York, United States.

      The Bonds will be unsecured obligations of GM and will rank equally with all other unsecured and unsubordinated indebtedness of GM. The Bonds will mature on February 15, 2052. The Bonds are expected to be listed on the New York Stock Exchange. The Bonds will bear interest, calculated on the basis of a 360-day year consisting of twelve 30 day months, from February 14, 2002 at a rate of 7.250% per annum, payable on February 15, May 15, August 15 and November 15 of each year, the first payment to be made on May 15, 2002, to the person in whose name the Bonds are registered at the close of business on the last day of the month preceding such February 15, May 15, August 15 or November 15.

      If any February 15, May 15, August 15 or November 15 falls on a day that is not a Business Day, then payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on such date. No additional interest will accrue as a result of such a delay in payment.

      The Bonds will be issued in book-entry form. See “Book-Entry, Delivery and Form” in the accompanying prospectus.

      We may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further Bonds ranking pari passu with the Bonds in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Bonds or except for the first payment of interest following the issue date of such further Bonds. Such further Bonds may be consolidated and form a single series with the Bonds and have the same terms as to status, redemption or otherwise as the Bonds.

Optional Redemption

      We may not redeem the Bonds before February 14, 2007, except for tax reasons as described below under “Redemption for Tax Reasons.” On and after February 14, 2007, we may redeem the Bonds, at our option and at any time, in whole or in part at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest up to but not including the date of redemption.

Redemption for Tax Reasons

      We may elect to redeem the Bonds, in whole but not in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, if on or after February 14, 2002, a change in the U.S. tax laws results in a substantial likelihood that we will not be able to deduct the full amount of interest accrued on the Bonds for U.S. federal income tax purposes.

      The Bonds describe a change in tax laws broadly and permit us to redeem because of:

•	any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws;

•	any change in the way those laws, rulings or regulations are interpreted, applied or enforced;

•	any action taken by a taxing authority that applies to us;

•	any court decision, whether or not in a proceeding involving us; or

•	any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service, based on a fact pattern substantially similar to ours.

Selection and Notice

      We will mail notices of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption to each registered holder of the Bonds to be redeemed at its registered address. If we redeem less than all of the Bonds at any time, the trustee will select the Bonds to be redeemed on a pro rata basis, by lot or by such other method directed by us. The trustee will make that selection not more than 45 days before the redemption date.

Trading Characteristics

      We expect the Bonds to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Bonds that is not included in their trading price. Any portion of the trading price of a Bond that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds. See “U.S. Tax Considerations” below.

U.S. TAX CONSIDERATIONS

      The following summary describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Bonds to an initial investor purchasing a Bond at its “issue price” (that is, the first price at which a substantial amount of the Bonds in an issue is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Bonds held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances, and does not describe tax consequences of ownership or disposition of Bonds by holders that are subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Bonds in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.

      Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences of ownership or disposition of Bonds under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

      “U.S. Holder” means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

  Payments of Interest

      GM intends to treat the Bonds as debt obligations of GM for U.S. federal income tax purposes. Stated interest on a Bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for tax purposes.

  Sale, Exchange or Retirement

      Upon the sale, exchange or retirement of a Bond, a U.S. Holder will recognize taxable gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Bond and the amount realized on the sale, exchange or retirement. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. (See “Description of the Bonds — Trading Characteristics.”) Such amounts are treated as interest as described under “Payment of Interest” above. A U.S. Holder’s adjusted tax basis in a Bond will generally equal the cost of the Bond to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a Bond will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Bonds for more than one year) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

      “Non-U.S. Holder” means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

      Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

(a) Payments of principal, interest and premium on the Bonds to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to GM through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Bond certifies, generally on Internal Revenue Service (“IRS”) Form W-8BEN or, if income from the Bond is effectively connected to the Non-U.S. Holder’s conduct of a U.S. trade or business, Form W-8ECI, under penalties of perjury that it is not a U.S. person. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements;

(b) a Non-U.S. Holder of a Bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Bond, unless (i) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by the individual in the U.S. or, generally, the individual has a “tax home” in the U.S., or (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; and

(c) a Bond held by an individual who is not, for U.S. federal estate tax purposes, a resident or citizen of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote and, at the time of the individual’s death, payments with respect to the Bond would not have been effectively connected to the conduct by the individual of a trade or business in the U.S.

      If a Non-U.S. Holder of a Bond is engaged in a trade or business in the U.S., and if interest on the Bond (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs upon proper certification of exempt status, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See “U.S. Holders” above. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to the effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

  U.S. Holders

      Backup withholding tax (at rates specified from time to time in the Code) and information reporting requirements apply to certain payments of principal of and interest on a Bond, and to proceeds of disposition of a Bond by certain noncorporate U.S. Holders if such holders fail to provide the payer with correct taxpayer identification numbers and other information or fail to comply with certain other requirements. GM, its paying agent, or a broker, as the case may be, will be required to withhold the required amount from any payment that is subject to backup withholding unless the holder furnishes the payer with its taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally on an IRS Form W-9) and certain other conditions are met.

  Non-U.S. Holders

      Backup withholding will not apply to payments of interest made on a Bond or to proceeds from a sale or other disposition of a Bond if the certifications required to claim the exemption from withholding tax on interest described above are received, provided that GM or its paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

      Holders of Bonds should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement dated February 7, 2002 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and Salomon Smith Barney Inc. are acting as representatives (the “Representatives”), has severally agreed to purchase the principal amount of the Bonds set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Bonds offered hereby if any of the Bonds are purchased.

Principal Amount of
Underwriters	Bonds

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$89,875,000

Morgan Stanley & Co. Incorporated	89,875,000

Salomon Smith Barney Inc.	89,875,000

A.G. Edwards & Sons, Inc.	89,875,000

Prudential Securities Incorporated	89,875,000

UBS Warburg LLC	89,875,000

BNP Paribas Securities Corp.	19,250,000

Banc of America Securities LLC	19,250,000

Caboto IntesaBci — SIM S.p.A	19,250,000

First Union Securities, Inc.	19,250,000

The Royal Bank of Scotland plc	19,250,000

Scotia Capital (USA) Inc.	19,250,000

TD Securities (USA) Inc.	19,250,000

Advest, Inc.	4,000,000

Bear, Stearns & Co. Inc.	4,000,000

Charles Schwab & Co., Inc.	4,000,000

CIBC World Markets Corp.	4,000,000

Deutsche Banc Alex. Brown Inc.	4,000,000

Fidelity Capital Markets, a division of National Financial Services LLC	4,000,000

H&R BLOCK Financial Advisors, Inc.	4,000,000

HSBC Securities (USA) Inc.	4,000,000

J.P. Morgan Securities Inc.	4,000,000

McDonald Investments Inc., a KeyCorp Company	4,000,000

Quick & Reilly, Inc.	4,000,000

Raymond James & Associates, Inc.	4,000,000

RBC Dain Rauscher Inc.	4,000,000

SunTrust Capital Markets, Inc.	4,000,000

U.S. Bancorp Piper Jaffray Inc.	4,000,000

Wells Fargo Van Kasper LLC	4,000,000

ABN AMRO Incorporated	2,000,000

BB&T Capital Markets, Inc.	2,000,000

Blaylock & Partners, L.P.	2,000,000

C.L. King & Associates, Inc.	2,000,000

Comerica Securities, Inc.	2,000,000

Credit Suisse First Boston Corporation	2,000,000

D. A. Davidson & Co.	2,000,000

Doley Securities, Inc.	2,000,000

Fahnestock & Co. Inc.	2,000,000

Ferris, Baker Watts, Incorporated	2,000,000

Fifth Third Securities, Inc.	2,000,000

Principal Amount of
Underwriters	Bonds

Gibraltar Securities Co.	2,000,000

Goldman, Sachs & Co.	2,000,000

Gruntal & Co., L.L.C.	2,000,000

Guzman & Company	2,000,000

Janney Montgomery Scott LLC	2,000,000

J.J.B. Hilliard, W.L. Lyons, Inc.	2,000,000

Legg Mason Wood Walker, Incorporated	2,000,000

McGinn, Smith & Co., Inc.	2,000,000

Melvin Securities, L.L.C.	2,000,000

Mesirow Financial, Inc.	2,000,000

Morgan Keegan & Company, Inc.	2,000,000

NatCity Investments, Inc.	2,000,000

Pershing/a Division of Donaldson, Lufkin & Jenrette	2,000,000

Robert W. Baird & Co. Incorporated	2,000,000

SWS Securities, Inc.	2,000,000

Muriel Siebert & Co., Inc.	2,000,000

Tucker Anthony Incorporated	2,000,000

Utendahl Capital Partners, L.P.	2,000,000

William Blair & Co.	2,000,000

The Williams Capital Group, L.P.	2,000,000

Total	$800,000,000

      The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Bonds to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $0.50 per Bond. The underwriters may allow, and such dealers may reallow a concession not in excess of $0.45 per Bond to certain brokers and dealers. After the initial public offering, the public offering price and concession may be changed.

      We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $120,000,000 aggregate principal amount of Bonds to cover overallotments, if any, at the initial offering price to the public less the underwriting discounts set forth above and within 30 days from the date of this prospectus supplement. Whether or not to approve the underwriters’ request is totally at our discretion. To the extent that we approve of the exercise of such option and the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase from us approximately the same percentages of the aggregate principal amount of Bonds as the amount set forth next to such underwriter’s name in the above table bears to the aggregate principal amount of Bonds set forth as the total to be purchased in the above table.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      Prior to the offering, there has been no public market for the Bonds. We intend to list the Bonds on the New York Stock Exchange, and we expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Bonds, the underwriters will undertake to sell lots of 100 or more Bonds to a minimum of 400 beneficial holders.

      The Bonds are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Bonds will be liquid.

      In connection with the sale of the Bonds, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Bonds in the open market to cover short positions or to stabilize the price of the Bonds. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

      E. Stanley O’Neal, a director of Merrill Lynch & Co., Inc., of which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly-owned subsidiary, is a director of GM. In the ordinary course of their respective businesses, the agents and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GM and certain of our affiliates for which they have received customary fees and expenses.

      We will deliver the Bonds to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Bonds. The underwriting agreement provides that the closing will occur on February 14, 2002, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

LEGAL OPINIONS

      The validity of the Bonds offered pursuant to this prospectus supplement will be passed on for GM by Martin I. Darvick, Esq., Attorney, GM Legal Staff, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

      The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as our counsel and as counsel for certain of our subsidiaries in various matters.

PROSPECTUS

General Motors Corporation

Debt Securities

Common Stock (par value $1 2/3)
Preference Stock (par value $0.10)
Preferred Stock (without par value)
Depositary Shares
Warrants
Units

  We may offer from time to time debt securities, common stock, preference stock, preferred stock, depositary shares, warrants or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

  Our $1 2/3 par value common stock is listed on the New York Stock Exchange under the symbol “GM”.

  We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 2, 2002

      You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents. The terms “General Motors,” “we,” “us,” and “our” refer to General Motors Corporation.

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ABOUT THIS PROSPECTUS

      This prospectus, along with a prospectus for General Motors Nova Scotia Finance Company, a wholly-owned subsidiary, is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities and General Motors Nova Scotia Finance Company may sell its guaranteed debt securities, as described in the respective prospectuses, in one or more offerings. The total dollar amount of any securities sold by us and General Motors Nova Scotia Finance Company under the registration statement may not exceed $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Incorporation of Certain Documents By Reference.”

PRINCIPAL EXECUTIVE OFFICES

      Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000. We maintain a website at www.gm.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 233 Broadway, New York, New York 10279. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto. Reports and other information can also be inspected at the offices of the following stock exchanges where our common stock, $1 2/3 par value, is listed in the United States: the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 95104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities; except as noted below:

SEC Filings (File No. 1-143)	Period

Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2001, June 30, 2001 and September 30, 2001
Current Reports on Form 8-K
January 3, 2001, January 8, 2001, January 16, 2001, January 16, 2001*, January 17, 2001, February 1, 2001, February 7, 2001, February 9, 2001*, February 23, 2001*, March 1, 2001, March 29, 2001*, April 3, 2001, April 17, 2001, April 17, 2001*, April 18, 2001 (2), April 20, 2001, May 1, 2001, May 25, 2001 (2), June 1, 2001, June 11, 2001*, July 3, 2001, July 17, 2001, August 1, 2001, August 7, 2001, August 21, 2001, August 27, 2001, September 4, 2001, September 18, 2001, September 21, 2001, September 25, 2001, September 26, 2001, October 2, 2001, October 3, 2001, October 15, 2001, October 18, 2001, October 18, 2001*, October 19, 2001, October 24, 2001 (2), October 31, 2001, November 1, 2001, November 13, 2001, November 14, 2001*, December 3, 2001 and December 6, 2001

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K, the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and we are not subject to the liabilities of that section. We are not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this registration statement.

      You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of W. W. Creek, Controller, at the following address and telephone number:

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000
(313) 556-5000

DESCRIPTION OF GENERAL MOTORS CORPORATION

      We are primarily engaged in the automotive and, through our wholly-owned subsidiary, Hughes Electronics Corporation, the communications services industries. We are the world’s largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

      Our automotive segment is comprised of four regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/ Africa/ Mid-East; and

•	GM Asia Pacific.

      GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• Hummer

      GM Europe, GM Latin America/ Africa/ Mid-East, and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

• Opel	• Holden	• Saab	• GMC	• Buick
• Vauxhall	• Isuzu	• Chevrolet	• Cadillac

      We participate in the communications services industry through Hughes, which is a leading global provider of digital entertainment services, information and communications services and satellite-based private business networks.

      Our financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial, vehicle and homeowner’s insurance and asset-based lending.

      Our other industrial operations include the designing, manufacturing and marketing of locomotives and other heavy-duty transmissions.

      Substantially all of our automotive-related products are marketed through retail dealers and through distributors and jobbers in the United States, Canada and Mexico, and through distributors and dealers overseas. At December 31, 2000, there were approximately 8,000 GM vehicle dealers in the United States, 840 in Canada and 155 in Mexico. Additionally, there were a total of approximately 11,220 outlets overseas which include dealers and authorized sales, service and parts outlets.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERENCE STOCK DIVIDENDS

      The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Nine Months Ended
September 30,		Years Ended December 31,

2001	2000	2000	1999	1998	1997	1996

1.16	1.89	1.71	2.12	1.72	2.22	1.96

      We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

      The following table presents the ratio of our earnings to fixed charges and preference stock dividends for the periods indicated:

Nine Months Ended
September 30,		Years Ended December 31,

2001	2000	2000	1999	1998	1997	1996

1.13	1.86	1.68	2.09	1.70	2.18	1.92

      We compute the ratio of earnings to fixed charges and preference stock dividends by dividing earnings before income taxes and fixed charges by the sum of fixed charges and preference stock dividends. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Preference stock dividends consists of pre-tax earnings that are required to pay dividends on outstanding preference securities.

USE OF PROCEEDS

      We will add the net proceeds from the sale of the securities to our general funds and they will be available for general corporate purposes, including the repayment of existing indebtedness.

OVERVIEW OF OUR CAPITAL STOCK

      The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete. Our Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our 10-K for the year ended December 31, 2000. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

      Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

      Our Certificate of Incorporation authorizes us to issue 5,706,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value, 2,669,633 shares of which are designated as Series H 6.25% automatically convertible preference stock; and

•	5,600,000,000 shares of common stock comprising two classes, which currently include 2,000,000,000 shares of $1 2/3 par value common stock and 3,600,000,000 shares of Class H common stock, $0.10 par value.

      As of November 30, 2001, the following shares of our capital stock were outstanding:

•	2,669,633 shares of Series H 6.25% automatically convertible preference stock;

•	557,306,032 shares of $1 2/3 par value common stock; and

•	877,374,976 shares of Class H common stock.

Certain Provision of Our Certificate of Incorporation and Bylaws

      Amendments to our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

      If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision. As described below at “Description of Common Stock — Voting Rights,” our Certificate of Incorporation expressly provides that $1 2/3 par value stockholders and Class H stockholders each are entitled to vote separately as a class with respect to certain amendments to our Certificate of Incorporation. In addition, as described below in “Description of Preference Stock — Voting,” approval by two-thirds of our Series H preference shares, is required to amend or alter our Certificate of Incorporation in a way that would adversely affect the powers, preferences or special rights of such preference shares.

      Vacancies in the Board of Directors. Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum.

      Special Meetings of Stockholders. Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

      Requirements for Notice of Stockholder Director Nominations and Stockholder Business. If a common stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to the board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

      In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not later than fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

      Vote Required for Certain Business Combinations. Our Certificate of Incorporation provides that prior to the consummation of a sale of all or substantially all of our assets or prior to any merger, we are required to obtain the approval of two-thirds of all classes of our issued and outstanding stock.

Certain Anti-Takeover Effects of Delaware Law

      We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF COMMON STOCK

      We have two classes of common stock:

•	$1 2/3 par value common stock; and

•	Class H common stock, $0.10 par value.

      Our Class H common stock is a “tracking stock” designed to provide holders with financial returns based on the financial performance of Hughes. Although this prospectus does not cover issuances of our Class H common stock, we have summarized below certain terms of our Class H common stock which could be of significance to an investor in our $1 2/3 par value common stock. In addition to the following description, please refer to our Certificate of Incorporation which sets forth in full detail the terms of our

Class H common stock. For information regarding how you can find a copy of the our Certificate of Incorporation, see “Where You Can Find More Information.”

      There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Dividends

      Neither the DGCL nor our Certificate of Incorporation requires our board of directors to declare dividends on any class of our common stock. The declaration of any dividend on either class is a matter to be acted upon by our board upon the recommendation of our management. If and to the extent our board chooses to declare dividends on either or both of the classes of our common stock, neither the DGCL nor our Certificate of Incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. Our board reserves the right to reconsider from time to time its policies and practices regarding dividends on our common stock and to increase or decrease the dividends paid on our common stock.

      Our Certificate of Incorporation, however, restricts the power of our board of directors to declare and pay dividends on either class of common stock. The amounts which may be declared and paid as dividends are allocated to each separate class of common stock and are subject to the amount legally available for the payment of dividends. Because our Class H common stock is a “tracking stock” designed to provide holders with financial returns based on the financial performance of Hughes, our Certificate of Incorporation allocates our earnings attributable to Hughes between amounts available for the payment of dividends on Class H common stock and amounts available for the payment of dividends on $1 2/3 par value common stock, in each case in accordance with their respective derivative interests in the financial performance of Hughes.

      Under our Certificate of Incorporation, dividends may be paid on $1 2/3 par value common stock to the extent of the assets legally available for the payment of dividends reduced by the sum of:

•	an amount determined by our board to be the paid-in surplus attributable to Class H common stock; plus

•	the portion of our net earnings attributed to the Class H common stock in accordance with our Certificate of Incorporation.

      The financial performance of Hughes determines the earnings per share of Class H common stock and the portion of our earnings out of which dividends on the Class H common stock may be paid. In order to determine the amount available to pay dividends on the Class H common stock, we take the following steps:

•	the net income of Hughes is determined for each quarterly accounting period;

•	the net income of Hughes determined for each quarter is divided into amounts allocated to the Class H common stock and the $1 2/3 par value common stock; and

•	the amount allocated to the Class H common stock is accumulated from quarter to quarter, together with any surplus attributable to shares of Class H common stock issued from time to time, and is reduced by the amount of any dividends actually paid on the Class H common stock.

      If dividends have been declared but not paid on shares of our preferred stock or preference stock, dividends may not be paid on the Class H common stock or the $1 2/3 par value common stock until all declared but unpaid dividends on our preferred stock and preference stock have been paid.

      Our board of directors issued a policy statement providing, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to us, our board shall declare and pay a dividend or make a distribution to holders of our Class H common stock, except for any transfer for which Hughes receives fair compensation.

Exchangeability

      Under our Certificate of Incorporation, our board of directors may recapitalize all outstanding shares of our Class H common stock as shares of $1 2/3 par value common stock at any time after December 31, 2002 in the sole discretion of our board or automatically, if at any time we, in one transaction or a series of related transactions, dispose of substantially all of the business of Hughes to a person, entity or group of which we are not a majority owner. No automatic recapitalization will occur on a disposition in connection with our dissolution, liquidation and winding up and the distribution of our net assets to our common stockholders.

      In the event of any recapitalization, each holder of our Class H common stock would be entitled to receive shares of $1 2/3 par value common stock having a market value as of the date provided in our Certificate of Incorporation equal to 120% of the market value of the holder’s Class H common stock. We will not issue any fractional shares of $1 2/3 par value common stock in the recapitalization. Instead of fractional shares, a holder of our Class H common stock will receive cash.

Voting Rights

      Each holder of $1 2/3 par value common stock is entitled to one vote per share. Each holder of Class H common stock is entitled to 0.20 vote per share.

      The holders of $1 2/3 par value common stock vote together with the holders of Class H common stock, based on their respective voting powers, on all matters, except that:

•	holders of $1 2/3 par value common stock voting separately as a class are entitled to approve by majority vote of the shares outstanding any amendment to our Certificate of Incorporation which adversely affects the rights, powers or privileges of the $1 2/3 par value common stock;

•	holders of Class H common stock voting separately as a class are entitled to approve by majority vote of the shares outstanding any amendment to our Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H common stock; and

•	any increase in the number of authorized shares of Class H common stock must be approved by a majority vote of the holders of both classes of our common stock outstanding voting together, based on their respective voting powers, and by a majority vote of the holders of Class H common stock outstanding voting separately as a class

      The policy statement of our board of directors, referred to above, provides that we will not acquire in one transaction or a series of transactions a significant portion (more than 33%) of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 par value common stock, voting as a separate class.

Liquidation

      In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, our Certificate of Incorporation provides that, after the holders of our preferred stock and preference stock receive their full preferential amounts, holders of Class H common stock and holders of $1 2/3 par value common stock will receive the assets remaining for distribution to our stockholders on a per share basis in proportion to their respective per share liquidation units. Holders of our $1 2/3 par value common stock have a liquidation right of one unit per share, and holders of Class H common stock have a liquidation right of 0.20 units per share in any of our remaining assets. Holders of the Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in our equity and assets, which include 100% of the stock of Hughes.

Transfer Agent and Registrar

      The transfer agent and registrar for our $1 2/3 par value common stock is EquiServe Limited Partnership, a Delaware limited partnership and its fully owned subsidiary EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021.

Stock Exchange Listing

      Both classes of our common stock are listed on the New York Stock Exchange, with our $1 2/3 par value common stock listed under the ticker symbol “GM” and our Class H common stock listed under the ticker symbol “GMH.”

DESCRIPTION OF PREFERRED STOCK

      This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

      Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price.

      We have summarized certain terms of the certificate of designations below. The summary is not complete. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

Terms of a Particular Series

      The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

      All shares of preferred stock offered will be fully paid and non-assessable.

Dividends

      So long as any preferred stock is outstanding, no cash dividends may be paid on any class of common stock or any series of preference stock if our current assets in excess of liabilities are less than $75 per share of any outstanding preferred stock.

Voting

      Holders of our preferred stock are not entitled to vote except that:

•	they would vote together with the holders of common stock on the disposition of our assets as an entirety:

•	if we have defaulted in paying dividends on preferred stock for six months, the holders of preferred stock, voting as a class, would be entitled to elect one-quarter of the directors; and

•	certain mortgaging or pledging of, or the placing of certain liens upon, our property would require the approval of the holders of three-fourths of any outstanding preferred stock.

Liquidation

      Any shares of preferred stock that are issued will have priority over the preference stock and common stock with respect to dividend or liquidation rights or both.

Transfer Agent and Registrar

      The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Miscellaneous

      Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control in us without any further shareholder action.

DESCRIPTION OF PREFERENCE STOCK

      This prospectus describes certain general terms and provisions of our preference stock. When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preference stock. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.

      Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series up to the maximum number of shares of preference stock authorized, with the terms of each series fixed by our board in the resolutions providing for the issuance of such series.

      We have summarized certain terms of the certificate of designations below. The summary is not complete. The certificate of designations will be filed with the SEC in connection with an offering of preference stock.

      We currently have one series of preference stock outstanding:

•	Series H 6.25% automatically convertible preference stock.

Terms of a Particular Series

      The prospectus supplement will describe the terms of any preference stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preference stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

      All shares of preference stock offered will be fully paid and non-assessable.

Dividends

      Subject to the rights of the holders of preferred stock, dividends will be paid on the outstanding preference shares when, as and if declared by our board of directors out of assets legally available for the payment of dividends. Dividends may be subject to restrictions contained in any future debt agreements and to limitations contained in future series or classes of preferred stock or preference stock.

      Holders of our Series H preference shares are entitled to receive cumulative cash dividends, at an annual rate of 6.25% of the per share stated value, which is equivalent to $35.1172 per annum per Series H preference share.

      Preferential dividends on our preference stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Such dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends do not bear interest. Unless the full preferential dividends accumulated on all outstanding preference shares have been paid, we may not:

•	pay dividends on any class of our common stock or other stock ranking junior to the outstanding preference shares, other than a dividend payable in shares of any class of common stock; or

•	redeem, repurchase or otherwise acquire any shares of our common stock or other stock ranking junior to the outstanding preference shares, other than a redemption or purchase of shares of common stock made in connection with our or our subsidiaries’ employee incentive or benefit plans.

      Dividends will not be declared on any series of preference stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of preference stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity preference stock.

Conversion

      The Series H preference shares are convertible into shares of Class H common stock. The Series H preference shares will automatically convert into shares of Class H common stock on June 24, 2002, the mandatory conversion date, based on a variable conversion factor linked to the Class H common stock price at the time of conversion unless they have been converted earlier. Depending on the average closing trading price of Class H common stock during the 20 trading days prior to the mandatory conversion date, the Series H preference shares would convert into between 21,529,255 and 26,696,330 shares of Class H common stock on the mandatory conversion date. The Series H preference shares are also currently convertible at the option of the holder into 21,529,255 million shares of Class H common stock.

      We currently expect that, upon either mandatory or optional conversion of the Series H preference shares, the Class H dividend base will be adjusted so that it will be increased by the number of shares of Class H common stock issued to the holder of the Series H preference shares pursuant to the conversion.

Transfer Restrictions

      The Series H preference shares and the underlying Class H common stock are subject to transfer restrictions.

Redemption

      The Series H preference shares are redeemable by us or by Hughes in certain limited circumstances generally involving changes in the U.S. law relating to income taxation. Depending on the circumstances giving rise to the redemption, the redemption price may be paid in cash, shares of Class H common stock, shares of Hughes common stock or by exchange of each Series H preference share for a share of automatically convertible preference stock of Hughes, convertible into Hughes common stock.

Liquidation

      Our preference stock ranks senior to our common stock and junior to our preferred stock with respect to dividend or liquidation rights or both.

      In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of outstanding preference shares would be entitled to the liquidation preference given to such shares, after the holders of preferred stock, if any were outstanding, received the full preferential amounts to which they are entitled and before any distribution to holders of common stock.

      The holders of Series H preference shares would be entitled to receive, as a liquidation preference, $561.875 per share, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders.

      If there are insufficient assets to permit full payment to holders of the outstanding preference shares and the holders of all other series of preference stock on parity with the outstanding preference shares as to liquidation rights, then the holders of the outstanding preference shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

Voting

      The Series H preference shares do not entitle holders thereof to voting rights, except:

•	with respect to any amendment or alteration of any provision of our Certificate of Incorporation which would adversely affect the powers, preference or special rights of the Series H preference shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series H preference shares;

•	in the event we fail to pay accumulated preferential dividends on the Series H preference shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid; and

•	as required by law.

      In the event of a preferential dividend default as described above, the number of our directors will be increased by two and the holders of the outstanding Series H preference shares, voting together as a class with all other series of preference stock ranking junior to or on a parity with such preference shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series H preference shares have been paid.

Registrar and Transfer Agent

      The transfer agent for each series of preference stock will be described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

      This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt. We will issue debt securities that will be senior debt under the senior debt indenture dated December 7, 1995 between us and Citibank, N.A., as senior debt trustee. We will issue debt securities that will be subordinated debt under the subordinated debt indenture dated as of January 2, 2002 between us and Citibank, N.A, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

      We have summarized certain terms and provisions of the indentures. The summaries are not complete and are subject to the terms of the senior debt indenture, which is incorporated herein by reference, and subordinated debt indenture, which is filed as an exhibit to the registration statement, respectively. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination and covenants. See “— Subordinated Debt” and “— Certain Covenants.”

      Neither indenture will limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.

Terms of a Particular Offering

      The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the date after which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms, including any additional events of default or covenants.

      Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustees, which at the date hereof is 111 Wall Street, New York, New York 10005, Attention: Citibank Agency & Trust, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

      Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.

      Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other freely transferable currency.

      If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

      If a prospectus supplement specifies that the debt securities will have a redemption option, the “Option to Elect Repurchase” constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Senior Debt

      We will issue under the senior debt indenture the debt securities that will constitute part of the our senior debt. These senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

Subordinated Debt

      We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 13.

      In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6 of the subordinated debt indenture; this declaration must not have been rescinded and annulled as provided in the subordinated debt indenture; or

•	any different or additional events described in a prospectus supplement.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

      If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

      Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Certain Covenants

      Definitions Applicable to Covenants Under Our Senior Debt Indenture. The following definitions shall be applicable to the senior debt covenants specified below:

(i) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by our chairman, president or any vice chairman, any vice president, our treasurer or any assistant treasurer), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(ii) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(iii) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or which is principally engaged in financing our operations outside the continental United States of America.

(iv) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(v) “Principal Domestic Manufacturing Property” means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

(vi) “Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries, or by us and one or more Subsidiaries.

      Limitation on Liens. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders equity of us and our consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to our stockholders.

      The above restrictions shall not apply to Debt secured by:

(i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(ii) Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

(iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Manufacturing Subsidiary;

(v) Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

      The subordinated debt indenture does not include any limitation on our ability to incur these types of liens.

      Limitation on Sales and Lease-Backs. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

(i) we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

(ii) we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

      The subordinated debt indenture does not include any limitations on sales and lease-backs.

Defeasance

      If the terms of a particular series of debt securities so provide, we may, at our option, (a) discharge its indebtedness and its obligations under the applicable indenture with respect to such series or (b) not comply with certain covenants contained in the applicable indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding debt securities of such series. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such defeasance had not occurred.

Consolidation, Merger or Sale of Assets

      The indentures provide that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the debt securities. In either case, the indentures provide that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the indentures provide that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the indentures.

Modification of the Indenture

      The indentures contain provisions permitting us and the applicable trustee to modify or amend such indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under either such indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

•	extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected; or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the indentures.

Events of Default

      An event of default with respect to any series of debt securities issued subject to the indentures is defined in the indentures as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 90 days after notice in performance of any other covenant in the indentures; or

•	certain events of bankruptcy, insolvency or reorganization.

      If the terms of any series of subordinated debt provide for additional events of default, they will be described in a prospectus supplement.

      No event of default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the applicable indenture, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with each trustee annually an Officers’ Certificate as to the absence of certain defaults under the terms of the applicable indenture. The indentures provides that the trustees may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

      Subject to the provisions of the indentures relating to the duties of the trustees in case an Event of Default shall occur and be continuing, the trustees shall be under no obligation to exercise any of their respective rights or powers under the indentures at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the trustees reasonable indemnity or security.

      Subject to such provisions for the indemnification of the trustees and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees.

Concerning our Relationships with the Trustees

      Citibank, N.A. is the trustee under both the senior debt indenture and the subordinated debt indenture. It is also the trustee under an indenture for General Motors Nova Scotia Finance Company, for which we are the guarantor, as well as under various other indentures covering our outstanding notes and debentures. Citibank, N.A. and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF DEPOSITARY SHARES

      We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in a prospectus supplement) of a share of a particular series of preferred stock or preference stock.

      The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts, forms of which have been filed as exhibits to the registration statement.

      Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock or Preference Stock

      Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

      If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

Conversion of Preferred Stock or Preference Stock

      If the prospectus supplement relating to the depositary shares says that the deposited preferred stock or preference stock is convertible into or exchangeable for our common stock or shares of another series of our preferred stock or preference stock, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions directing the conversion or exchange of the preferred stock or preference stock represented by the depositary shares into or for whole shares of our common stock or shares of another series of our preferred stock or preference stock. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Depositary Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred stock or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

      The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities and warrants for the purchase of other securities, including common stock, preference stock and preferred stock. We may offer warrants separately or together with one or more additional warrants or debt securities, common stock, preference stock or preferred stock or any combination thereof in the form of units, as described in a prospectus supplement. This prospectus refers to warrants for the purchase of debt securities as debt warrants and warrants for the purchase of other securities as stock warrants and collectively as warrants.

      We will issue debt warrants under one or more debt warrant agreements, and stock warrants under one or more stock warrant agreements, to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. The form of debt warrant agreement and form of stock warrant agreement are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

Debt Warrants

      The debt warrants will be evidenced by debt warrant certificates and, except as otherwise specified in a prospectus supplement, may be traded separately from any debt securities with which they may be issued. Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations at the office of the warrant agent. The holder of a debt warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the debt warrants.

      The debt warrants may be issued in one or more series, and a prospectus supplement will contain, where applicable, the terms of, and other information with respect to, such debt warrants, including:

•	the title and the aggregate number of debt warrants;

•	the debt securities for which each debt warrant is exercisable;

•	the date or dates on which the debt warrants will expire;

•	the price or prices at which the debt warrants are exercisable;

•	the currency or currencies in which the debt warrants are exercisable;

•	the periods during which, and places at which, the debt warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the debt warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	whether the debt warrants will be sold separately or with other securities as part of a unit;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each of the debt securities;

•	the identity of the warrant agent;

•	the exchanges, if any, on which the debt warrants may be listed; and

•	whether the debt warrants shall be issued in book-entry form.

      Exercise of Debt Warrants. Debt warrants may be exercised by payment to the warrant agent of the exercise price, in each case in such currency or currencies as are specified in the debt warrant, and by communicating to the warrant agent the identity of the debt warrant holder and the number of debt warrants to be exercised. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the office of the warrant agent, the warrant agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in a prospectus supplement. If less than all of the debt warrants evidenced by a debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amounts of debt warrants.

Stock Warrants

      Stock warrants will be evidenced by stock warrant certificates which may be exchanged for new stock warrant certificates of different denominations at the office of the warrant agent. The holder of a stock warrant does not have any of the rights of a holder of our common stock, preferred stock or preference stock and is not entitled to payments of dividends, if any, or payment of interest on our common stock, preferred stock or preference stock issuable, but not yet issued, upon exercise of the stock warrants.

      The applicable prospectus supplement will describe the following terms of the stock warrants in respect of which this prospectus is being delivered:

•	the title and aggregate number of stock warrants;

•	the securities (which may include preferred stock, preference stock or common stock) for which each stock warrant is exercisable;

•	the date or dates on which the stock warrants will expire;

•	the price or prices at which the stock warrants are exercisable;

•	the currency or currencies in which the stock warrants are exercisable;

•	the period during which, and places at which, the stock warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the stock warrants may be redeemed at the option of the holder;

•	if applicable, the designation and terms of the preferred stock or preference stock with which the stock warrants are issued, and the number of stock warrants issued with each share of preferred stock, preference stock or common stock;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of stock warrants or the exercise price of such stock warrants;

•	if applicable, the date on and after which the stock warrants and the related preferred stock, preference stock or common stock will be separately transferable;

•	any other terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of stock warrants;

•	the identity of the warrant agent;

•	the exchanges, if any, on which the stock warrants may be listed;

•	the maximum or minimum number of stock warrants which may be exercised at any time; and

•	whether the stock warrants shall be issued in book-entry form.

      Exercise of Stock Warrants. Each stock warrant will entitle the holder thereof to purchase for cash shares of our common stock, preference stock or preferred stock at an exercise price as shall in each case be set forth in, or be determinable as set forth in, a prospectus supplement relating to such stock warrants offered thereby. Stock warrants may be exercised at any time up to the close of business on the expiration date set forth in a prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Upon receipt of payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the stock warrants represented by a stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining stock warrants.

Significant Provisions of the Warrant Agreements

      We will issue debt warrants under one or more debt warrant agreements, and stock warrants under one or more stock warrant agreements, to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

      Modifications without Consent of Warrant Holders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

•	cure any ambiguity;

•	cure, correct or supplement any defective or inconsistent provision;

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect; or

•	reduce the exercise price of the stock warrants.

      Modifications with Consent of Warrant Holders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreements. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected warrant holder:

•	change the exercise price of the debt warrants;

•	reduce the amount or number receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

•	shorten the period of time during which the warrants may be exercised;

•	materially and adversely affect the rights of the owners of the warrants; or

•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

      Consolidation, Merger or Sale of Assets. If at any time we merge or consolidate or transfer substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under the warrant agreements and the warrants issued thereunder. See “Description of Debt Securities — Certain Covenants” and “Description of Debt Securities — Consolidation, Merger or Sale of Assets.”

      Enforceability of Rights of Warrant Holders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other securities, including common stock, preference stock or preferred stock, or any other warrant property purchasable upon exercise of the warrants, including, without limitation, the right to receive dividends, if any, or interest on any securities, the right to receive payments on debt securities or any other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

      Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

      New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

      We may issue units, consisting of one or more debt securities or other securities, including common stock, preference stock or preferred stock, warrants or any combination thereof, as described in a prospectus supplement.

      The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of any combination of debt securities, preferred stock, preference stock, common stock and warrants constituting the units, including whether and under what circumstances the debt securities, preferred stock, preference stock, common stock or warrants may be traded separately;

•	any additional terms of the governing unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, preference stock, common stock or warrants constituting the units; and

•	any applicable United States federal income tax consequences.

      The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Preference Stock,” “Description of Common Stock,” “Description of Warrants” and those described below under “— Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security, preferred stock, preference stock, common stock or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

      We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of the material provisions and terms of the unit agreement and units are not complete, and you should review the detailed provisions of the unit agreement to be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

      Obligations of Unit Holder. Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

      Assumption of Obligations by Transferee. Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

      Remedies. Upon the acceleration of the debt securities constituting any units, our obligations may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

      Limitation on Actions by You as an Individual Holder. No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the applicable indenture have been complied with.

      If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

      Absence of Protections against All Potential Actions. There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

      Modification without Consent of Holders. We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

      Modification with Consent of Holders. We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the first three clauses above); or

•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the first three clauses above).

      Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities — Modification and Waiver.”

      Consolidation, Merger or Sale of Assets. The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustees and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•	we or the surviving entity will have delivered to the trustees an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

      If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise our rights and powers under the indentures with the same effect as if such successor corporation had been named as us. Except for any lease or any sale, assignment, conveyance, transfer, lease or other disposition to certain of our subsidiaries, we will be discharged from all obligations and covenants under the indentures and the debt securities.

      Unit Agreement Not Qualified Under Trust Indenture Act. The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

      Title. We, the unit agent, the trustees, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

      New York Law to Govern. The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SECURITIES

      Unless otherwise indicated in a prospectus supplement, the debt securities, warrants and units will be issued in the form of one or more fully registered global securities (a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository” or “DTC”) and registered in the name of the Depository’s nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in the Global Securities through DTC. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

      The Depository has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

      Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

      The Depository advises that pursuant to procedures established by it:

•	upon issuance of a Global Security, the Depository will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

•	ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

      The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

      As long as the Depository’s nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

•	be entitled to have any of the securities registered in your name;

•	receive or be entitled to receive physical delivery of the securities in definitive form; or

•	be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement.

      Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, any unit agent, warrant agent, paying agent nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      If the Depository is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PLAN OF DISTRIBUTION

      A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including

      (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

      (b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

      (c) any securities exchanges on which the securities may be listed.

      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      We may sell the securities in any of five ways (or in any combination):

•	directly to purchasers;

•	through agents;

•	through underwriters

•	through dealers; and

•	through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

      We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

      We may use agents to sell the securities. Any such agents, who may be deemed to be an underwriter as that terms is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

      If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

      If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

      If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions

      All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

      We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold. The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters obligations with respect to the auction or ordering system.

General Information

      The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.

      We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

      In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

      The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Martin I. Darvick, Esq., an attorney on our legal staff, and for the agents by Davis Polk & Wardwell. Mr. Darvick own shares and holds options to purchase shares of our $1 2/3 par value common stock and owns shares of our Class H common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

      The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from General Motors’ Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.